EXHIBIT 15.3

KPMG S.A.

Tour EQHO

2 avenue Gambetta

CS 60055

92066 Paris La Défense Cedex

S.A. au capital de €5 497 100

775 726 417 R.C.S. Nanterre

Commissaire aux Comptes

Membre de la compagnie

régionale de Versailles et du Centre

ERNST & YOUNG Audit

Tour First

TSA 14444

92037 Paris-La Défense cedex

France

S.A.S à capital variable

344 366 315 R.C.S Nanterre

Commissaire aux comptes

Membre de la compagnie

régionale de Versailles et du Centre

TotalEnergies SE

Consent of Independent Registered Public Accounting firms

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement on Form F-3 (File Nos. 333-255641, 333-255641-01, 333-255641-02 and 333-255641-03) of TotalEnergies SE (formerly Total SE), TotalEnergies Capital International (formerly Total Capital International), TotalEnergies Capital Canada Ltd. (formerly Total Capital Canada Ltd.) and TotalEnergies Capital (formerly Total Capital), and

(2)	Registration Statement on Form S-8 (File No. 333-271464) pertaining to the TotalEnergies Holdings USA, Inc. 2023 Employee Shareholder Plan.

of our report dated March 16, 2022, with respect to the consolidated financial statements of TotalEnergies SE and subsidiaries as of and for the year ended December 31, 2021, before the effects of the adjustments to retrospectively reflect the change in segment composition, and present the details of the adjustment items to net operating income, as described in Note 3, included in this Annual Report (Form 20-F) of TotalEnergies SE for the year ended December 31, 2023.

Paris-La Défense, March 28, 2024

KPMG S.A. Represented by	ERNST & YOUNG Audit
/s/ Pierre, Antoine Duffaud	/s/ ERNST & YOUNG Audit
Pierre, Antoine Duffaud Partner
/s/ Bertrand, Auguste, Hélen, Marie de Nucé de Lamothe
Bertrand, Auguste, Hélen, Marie de Nucé de Lamothe Partner